WINDSORTECH, INC

                          ACTION BY CONSENT IN WRITING
                          OF A MAJORITY OF STOCKHOLDERS

         The undersigned, being the holders of a majority of the issued and outstanding stock of WindsorTech, Inc., a Delaware Corporation, consent to the following resolution in accordance with Section 228 of the General Corporation Law of the State of Delaware with the full force and effect as if the resolutions set forth herein had been duly adopted at a meeting of the stockholders.

         WHEREAS, it has been determined that the Amended and Restated Articles of Incorporation as allegedly approved by the majority of the Shareholders of the Corporation may not have been approved with appropriate formalities; and

         WHEREAS, it has been determined that the Amended and Restated By-Laws as allegedly approved by the majority of Shareholders of the Corporation contain terms and conditions which were not agreed upon by the Shareholders; and

         WHEREAS the Corporation and Shareholders have been advised to readopt the Amended and Restated Articles of Incorporation; and

         WHEREAS, the Corporation and Shareholders have been advised to readopt the Amended and Restated By-Laws with the agreed upon terms and conditions; and

         WHEREAS, it has been deemed advisable and in the best interest of the Corporation to limit the term of directors to one year; and

         WHEREAS, the By-Laws of the Corporation may currently appear to provide for multi-year terms and classes of directors.

         NOW THEREFORE BE IT

         RESOLVED, the Shareholders hereby reaffirm and readopt the Articles of Amended of Certificate of Incorporation as proposed for adoption on April 25, 2002.

         RESOLVED, the proposed Amended and Restated By-Laws as proposed on April 25, 2002 are hereby reaffirmed and adopted, except as set forth herein.

         RESOLVED, That Paragraph 3 of Article II of the Corporation's Amended and Restated By-Laws is not reaffirmed and/or accepted and at all times be considered null and void; and the following new Paragraph 3 of Article II shall be the By-law of the Corporation as to the election and term of members of the Board of Directors of the Corporation.




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         ELECTION AND TERM

         Directors shall be elected at the annual meeting of stockholders of the Corporation or as otherwise provided by the General Corporation Law of the State of Delaware. Each director shall hold office until his or her successor has been duly elected and qualified or until the Director's resignation or removal.
Vacancies may be filled by the Board of Directors at any time. The Chief Executive Office shall be designated by the Board of Directors.

         RESOLVED, the following named persons shall be directors of the Company until the next annual meeting of Stockholders:

                  Mark Sherman              Edward L. Cummings
                  Seth Grossman             R. Keith Elliott

         RESOLVED, The Shareholders hereby reaffirm and approve all prior action taken by the Corporation and/or its Directors except as specifically set forth herein.

         IN WITNESS WHEREOF, the undersigned stockholders of the Corporation have executed this consent on this 19 day of May, 2004 at 11:59 a.m./p.m.



         ------------------------                    ------------------------
         Marc Sherman                                Edward L. Cummings


         ------------------------                    ------------------------
         Carl C. Saracino                            Michael P. Sheerr